Exhibit (a)(1)(i)

LIFEVANTAGE CORPORATION

OFFER TO MODIFY AND CONSENT

SOLICITATION STATEMENT IN RESPECT OF WARRANTS

THE OFFER PERIOD AND YOUR WITHDRAWAL RIGHTS EXPIRE

AT 9:00 P.M. EASTERN TIME ON DECEMBER 29, 2011,

UNLESS WE EXTEND THE OFFER PERIOD.

THE DATE OF THIS OFFER DOCUMENT IS NOVEMBER 29, 2011

LifeVantage Corporation (the “Company,” “LifeVantage,” “we,” “us” or “our”) hereby offers to modify, upon the terms and conditions described in this Offer to Modify and Consent Solicitation Statement in Respect of Warrants (as it may be amended or supplemented from time to time this “offer document”) and in the accompanying amendment to warrant (as the same may be amended or supplemented from time to time the “amendment”), certain of its outstanding warrants to (i) remove the “down-round anti-dilution provision” contained in those warrants and (ii) extend the period during which those warrants may be exercised by 30 days (together, the “warrant modifications”). We refer to the foregoing offer as the “offer” and we refer to the warrants that are subject of the offer as the “warrants.” All of the warrants entitle the holder to purchase shares of our common stock at an exercise price of $0.50 per share and were issued in a series of private placement closings with accredited investors that occurred between November 18, 2009 and February 26, 2010. We refer to each discrete private placement closing as a “closing.” The warrants are collectively exercisable for 12,709,484 shares of our common stock.

The warrants provide that they may be modified or amended with our prior written consent and with the prior written consent of the holders of warrants issued in a closing representing at least a majority of the shares of our common stock then issuable upon exercise of all the warrants issued in that closing then outstanding (the holders of such warrants being referred to as the “Requisite Majority”).

In conjunction with the offer, and on the terms and subject to the conditions set forth in this offer document and in the amendment, we hereby solicit consents from the warrant holders to the warrant modifications. The warrant modifications will become effective as to the warrants issued in a closing if the Requisite Majority for that closing sign and return the amendment to us. As such, regardless of whether you sign and return the amendment to us, if the Requisite Majority for the closing that includes your warrant consent to the warrant modifications by signing and returning the amendment to us, the warrant modifications will become effective as to the warrant you hold from that closing.

The down-round anti-dilution provision that we are seeking to have removed, which is described in more detail on page 16 of this offer document, would cause a reduction in the exercise price of the warrants if we were to sell securities in certain transactions at a price that is less than $0.20 per share. We are seeking to have the down-round anti-dilution provision removed so that our financial statements will more closely reflect our operating performance. The accounting treatment of the warrants required under generally accepted accounting principles in the United States, or GAAP, causes us to record as other income or expense the change in fair value of “derivative liabilities” associated with the warrants. Generally, the fair value of these derivative liabilities increases as the price of our common stock increases, resulting in other expense in our consolidated statements of operations and comprehensive income, and decreases as the price of our common stock decreases, resulting in other income. In other words, the existence of the down-round anti-dilution provision causes our reported net income to decrease when the price of our common stock increases, and vice versa. This result is required under GAAP because the down-round anti-dilution provision causes the warrants to be treated as a derivative liability under accounting standards for derivative instruments that became effective in 2009. If the down-round anti-dilution provision is removed, this effect will no longer occur for future periods. See pages 18 and 25 of this offer document for a further description of the accounting effects of the removal of the down-round anti-dilution provision. We believe termination of the requirement to record changes in fair value of these derivative liabilities will result in our reported results from operations more closely reflecting our operating performance.

Shares of our common stock are quoted on the Over-the-Counter Bulletin Board under the symbol “LFVN”. On November 28, 2011, the closing price per share of our common stock was $1.44. The per share closing price of our common stock has ranged from $0.30 to $1.91 between February 26, 2010 and November 28, 2011. The foregoing prices were reported by an online service, reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

To consent to the warrant modifications, you must take the steps set forth in the section entitled “THE OFFER—Section 5. Procedures for Consenting to the Warrant Modification” before the offer expires.

A detailed discussion of the offer is contained in this offer document. Before making a decision regarding the offer, warrant holders are encouraged to read this offer document, the amendment, their warrant and the publicly filed information about us referred to in this offer document.

OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER AND RECOMMENDS THAT WARRANT HOLDERS CONSENT TO THE WARRANT MODIFICATION.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION CONTEMPLATED HEREIN; PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This offer document constitutes neither an offer to modify the warrants nor a solicitation of consents in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such offer or solicitation under applicable securities or “blue sky” laws. The delivery of this offer document shall not under any circumstances create any implication that the information contained or incorporated by reference in this offer document is correct as of any time subsequent to the date of this offer document or that there has been no change in the information set forth in this offer document or in any attachments hereto or in the affairs of the Company or any of its subsidiaries or affiliates since the date of this offer document. If a material change occurs in the information contained in this offer document, we will provide you with disclosure of that change in accordance with law.

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23.	Who can I talk to if I have questions about the offer?	5

FORWARD-LOOKING STATEMENTS		6

RISKS OF PARTICIPATING IN THE OFFER		6

Risks Related to the Offer		6

Risk Factors Relating to Our Company		7

Risk Factors Relating to Our Business and Industry		8

Risks Related to Ownership of Our Common Stock		14

THE OFFER		16

Section 1. General Terms		16

Section 2. Background and Purpose of the Offer		18

Section 3. Required Consents of Warrant Holders; Effectiveness of the Warrant Modifications		19

Section 4. Procedures for Consenting to the Warrant Modifications		20

Section 5. Expiration Date		21

Section 6. Withdrawal Rights		21

Section 7. Conditions of the Offer		22

Section 8. Price Range of Our Common Stock		23

Section 9. Source and Amount of Funds		23

Section 10. Information Concerning the Company		24

Section 11. Interests of Directors and Executive Officers; Transactions and Arrangements		24

Section 12. Accounting Consequences of the Offer		25

Section 13. Legal Matters; Regulatory Approvals		25

Section 14. Material Federal Income Tax Consequences		26

Section 15. Extension of Offer; Termination; Amendment		26

Section 16. Fees and Expenses		27

Section 17. Additional Information		27

Section 18. Miscellaneous		28

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SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the offer. You should read carefully this entire document and its schedules and the accompanying amendment. The offer is made subject to the terms and conditions of these documents as they may be amended or supplemented from time to time. The information in this summary is not complete. Additional important information is contained in the remainder of this offer document. We have included in this summary references to other sections in this offer document to help you find a more complete description of these topics.

1.	What is the offer?

Upon the terms and subject to the conditions described in this offer document and the amendment, we are offering to the holders of the warrants to modify their warrants to remove the down-round anti-dilution provision contained in those warrants and to extend by 30 days the period during which those warrants may be exercised. We refer to the modifications to the terms of the warrants as the “warrant modifications.” Upon the terms and subject to the conditions described in this offer document and the amendment, we are soliciting consents from warrant holders to the warrant modifications. See “THE OFFER—Section 1. General Terms—Warrant Modifications,” below.

2.	What would be the effect of the warrant modifications on my warrant?

The warrant modifications, if they become effective as to your warrant, would modify your warrant in two respects: (i) the down-round anti-dilution provision in your warrant would be removed and (ii) the period during which your warrant may be exercised would be extended by 30 days. No other terms of your warrant will change.

The down-round anti-dilution provision would cause a reduction in the exercise price of the warrant (subject to a minimum exercise price of $0.25) if, while the warrant is outstanding, we were to sell any shares of our common stock or any option or right entitling any person to acquire shares of our common stock at a price per share that is less than $0.20. The exercise price of the warrants is currently $0.50 per share. The down-round anti-dilution provision does not apply to “Exempt Issuances,” which are described on page 16. If the down-round anti-dilution provision of your warrant is removed, the exercise price of your warrant will not be reduced if we were to sell any shares of our common stock or any option or right entitling any person to acquire shares of our common stock at a price per share that is less than $0.20. See “THE OFFER—Section 1. General Terms—Warrant Modifications,” below.

3.	Why is the Company making the offer?

We are offering to modify the warrants so that our financial statements will more closely reflect our operating performance.

Under GAAP: (i) the down-round anti-dilution provision causes the warrants to be treated as a derivative liability under accounting standards for derivative instruments that became effective in 2009; (ii) we must record the warrants at their fair value on each balance sheet date; and (iii) any change in value between reporting periods must be recorded as other income or expense, as the case may be, for the period ending on such reporting date.

Due to the accounting treatment described above the fair value of the derivative liabilities associated with the warrants increases as the price of our common stock increases, resulting in other expense in our consolidated statements of operations and comprehensive income, and decreases as the price of our common stock decreases, resulting in other income. In other words, the existence of the down-round anti-dilution provision causes our reported net income to decrease when the price of our common stock increases, and vice versa. If the down-round anti-dilution provision is removed, this effect will no longer occur for future periods and the warrants would be adjusted to fair value and reclassified from liabilities to stockholders’ equity, which would result in a decrease to the derivative liability account included in our balance sheet and an increase in stockholders’ equity.

See “THE OFFER—Section 2. Background and Purpose of the Offer—Accounting Treatment” and “THE OFFER—Section 2. Background and Purpose of the Offer—Purpose of the Offer,” below.

4.	Who is entitled to consent to the warrant modifications?

Only the holders of warrants that contain the down-round anti-dilution provision. The warrants that contain the down-round anti-dilution provision were issued to accredited investors in a series of private placement closings that occurred on each of November 18, 2009, December 11, 2009, December 31, 2009, January 20, 2010, February 4, 2010 and February 26, 2010. We refer to each discrete private placement closing as a “closing.” No other holders of warrants, options or other securities to acquire shares of our common stock may consent to the warrant modifications. See “THE OFFER—Section 1. General Terms—Eligibility,” below.

5.	Whose consent is required to modify the warrants?

The warrant modifications will become effective as to the warrants issued in a closing if the Requisite Majority for that closing sign and return the amendment to us. As such, regardless of whether you sign and return the amendment to us, if the Requisite Majority for the closing that includes your warrant consent to the warrant modifications, the warrant modifications will become effective as to the warrant you hold from that closing. See “THE OFFER—Section 3. Required Consents of Warrant Holders; Effectiveness of the Warrant Modifications,” below.

6.	How many warrants are outstanding?

There are 111 warrants outstanding which are held by 87 holders and are collectively exercisable for 12,709,484 shares of our common stock. The following table sets forth the number of shares of our common stock issuable upon exercise of outstanding warrants and the number of shares of our common stock that would constitute the Requisite Majority, by closing:

Closing	# of Shares Issuable Upon Exercise of Warrants	Requisite Majority
November 18, 2009	616,305	308,153
December 11, 2009	2,499,563	1,249,782
December 31, 2009	764,873	382,437
January 20, 2010	3,405,959	1,702,980
February 4, 2010	4,433,830	2,216,916
February 26, 2010	988,954	494,478

See “THE OFFER—Section 1. General Terms—Eligibility” and “THE OFFER—Section 2. Background and Purpose of the Offer—Purpose of the Offer,” below.

7.	Are the material terms of all of the warrants the same?

Yes, the material terms of all of the warrants are the same except for the date of issuance and the expiration date of the warrants. As indicated above, the warrants were issued on six different dates between November 2009 and February 2010. Each warrant expires on the five year anniversary of the issuance date, or if earlier, in connection with certain mergers, consolidations and other similar transactions involving the Company. See “THE OFFER—Section 1. General Terms—Eligibility,” below.

8.	If I have exercised a portion of my warrant, may I still choose to consent to the warrant modifications?

Yes, the terms of the offer will apply to the portion of your warrant that remains outstanding and unexercised. See “THE OFFER—Section 4. Procedures for Consenting to the Warrant Modifications,” below.

9.	How do I choose to consent to the warrant modifications?

To consent to the warrant modifications, we must receive from you an original, electronic or facsimile copy of the amendment signed by you before the expiration of the offer. You may send us your signed amendment by U.S. mail, overnight courier or hand delivery to the mailing address set forth below, or by facsimile or e-mail to the facsimile number and e-mail address set forth below:

Mailing Address:	LifeVantage Corporation c/o Investor Relations – Warrant Offer 11545 W. Bernardo Ct., Suite 301 San Diego, CA 92127

Facsimile:	(858) 430-5269

E-mail:	ihone@lifevantage.com

See “THE OFFER—Section 4. Procedures for Consenting to the Warrant Modifications,” below.

10.	Must I consent to the warrant modifications and what happens to my warrants if I do not?

Participation in the offer is voluntary. However, regardless of whether you sign and return the amendment to us, if the Requisite Majority for the closing that includes your warrant consent to the warrant modifications, the warrant modifications will become effective as to the warrant you hold from that closing. See “THE OFFER—Section 3. Required Consents of Warrant Holders; Effectiveness of the Warrant Modifications” and “THE OFFER—Section 4. Procedures for Consenting to the Warrant Modifications,” below.

11.	Will I receive any notice that the warrant modifications will become effective as to my warrant?

Yes, promptly following the expiration of the offer we will send you a letter via e-mail or otherwise to inform you if the warrant modifications were consented to by the Requisite Majority for the closing that includes your warrant. See “THE OFFER—Section 4. Procedures for Consenting to the Warrant Modifications,” below.

12.	If I return a signed amendment, can I change my mind?

Yes. You may withdraw your signed amendment at any time before 9:00 p.m., Eastern time, on December 29, 2011, which is the time the offer expires. If we extend the offer beyond that time, you may withdraw your signed amendment at any time until the extended expiration of the offer. You will also have the right to withdraw your signed amendment after the expiration of 40 business days from the commencement of the offer, which would be January 26, 2012, if we have not accepted your signed amendment by that date. To withdraw your signed amendment, you must deliver to us a written notice of withdrawal with specific required information while you still have the right to withdraw your signed amendment. The notice of withdrawal may be delivered by any of the means described for sending us your signed amendment. If you withdraw your signed amendment, you may re-submit a signed amendment by again following the delivery procedures to consent to the warrant modifications. See “THE OFFER—Section 6. Withdrawal Rights,” below.

13.	Are there risks that I should consider in deciding whether to consent to the warrant modifications?

Yes. Accepting this offer has risk. You should review the discussion of certain of these risks in the section entitled “RISK FACTORS,” below.

14.	Are there conditions to the offer and effectiveness of the warrant modifications?

Yes. The offer is subject to a number of customary conditions that are described in the section entitled, “THE OFFER—Section 7. Conditions to the Offer,” below. In addition, the effectiveness of the warrant modifications as to warrants issued in a closing is subject to us receiving signed amendments from the Requisite Majority for that closing.

15.	Will directors and executive officers be able to consent to the warrant modifications?

Yes. Our directors and executive officers that are also warrant holders will be able to consent to the warrant modifications on the same terms as other warrant holders. As of the date of this offer document, the directors and executive officer identified in the table below each hold a warrant exercisable for the number of shares of our common stock indicated in the table below. The table below also sets forth, as of the date of this offer document, (i) the closing in which such individual purchased his warrant and (ii) the percentage that the number of shares of common stock issuable upon exercise of such individual’s warrant represents of all the shares of common stock issuable upon exercise of all of the outstanding warrants we issued in that closing.

Name and Title	Closing Date	# of Shares Issuable Upon Exercise of Warrant	% that Shares Represent of Warrants Issued on Closing Date
Dr. James D. Crapo, Director	Dec. 11, 2009	62,500	2.5%
Dr. Joe M. McCord, Chief Science Officer and Director	Dec. 11, 2009	187,500	7.5%
Mr. Mike Lu, Director	Feb. 4, 2010	1,250,000	28.2%

Dr. Crapo and Dr. McCord have each informed us that they intend to consent to the warrant modifications. If Dr. Crapo and Dr. McCord each deliver the signed amendment to us with respect to their respective warrant, the warrant modifications will be effective as to all of the warrants we issued in the December 11, 2009 closing if the holders of warrants issued in that closing exercisable for at least 999,782 shares of our common stock also return a signed amendment to us before the expiration of the offer.

Mr. Lu has informed us that he intends to consent to the warrant modifications. If Mr. Lu delivers the signed amendment to us with respect to his warrant, the warrant modifications will be effective as to all of the warrants we issued in the February 4, 2010 closing if the holders of warrants issued in that closing exercisable for at least 966,916 shares of our common stock also return a signed amendment to us before the expiration of the offer.

See “THE OFFER—Section 11. Interests of Directors and Executive Officers; Transactions and Arrangements,” below.

16.	Do any of the executive officers and directors have an interest in the offer?

None of our executive officers or directors have an interest in the offer other than in their capacity as warrant holders and as our stockholders. See “THE OFFER—Section 11. Interests of Directors and Executive Officers; Transactions and Arrangements,” below.

17.	Does the board of directors have a recommendation about the offer?

Our board of directors recommends that all warrant holders consent to the warrant modifications. See “THE OFFER—Section 2. Background and Purpose of the Offer—Board Recommendation,” below. However, you are encouraged to consult with your personal advisors if you have questions about the legal or tax effects of participating in the offer and consenting to the warrant modifications.

18.	Is there any information regarding the Company that I should be aware of before deciding to consent to the warrant modifications?

Yes. Your decision should take into account the information included in our annual report on Form 10-K for the fiscal year ended June 30, 2011 and in our quarterly report on Form 10-Q for the quarter ended September 30, 2011, as well as information in our current reports on Form 8-K filed with the Securities and Exchange Commission, or the SEC, since June 30, 2011. All of the foregoing reports, and other documents we file with the SEC, are available for review at www.sec.gov. See “THE OFFER—Section 17. Additional Information,” below.

In addition, before making your decision, you should review the section entitled, “RISK FACTORS,” below.

19.	When does the offer begin and end?

The offer begins on November 29, 2011 and ends at 9:00 p.m., Eastern time, on December 29, 2011, unless our board of directors, in its sole discretion, deems that it is in our best interests to extend the offer. Our board of directors expects to extend the offer if we do not receive signed amendments before the original expiration of the offer from the Requisite Majority for each closing. See “THE OFFER—Section 5. Expiration Date,” below.

20.	How will I know if the offer is extended?

If we extend the offer, we will publicly announce the extension no later than 9:00 p.m., Eastern time, on the next business day following the original expiration date of the offer. See “THE OFFER—Section 5. Expiration Date,” below.

21.	If the offer is extended, how will the extension affect my right to consent to the warrant modifications?

If you did not choose to consent to the warrant modifications before we announced the extension, you may choose to participate after we announce the extension but before the date the extended offer expires. See “THE OFFER—Section 5. Expiration Date,” below. In addition, if we extend the offer beyond the original expiration date, you may withdraw your signed amendment, if previously delivered, at any time until the extended expiration of the offer. See “THE OFFER—Section 6. Withdrawal Rights,” below.

22.	Will I have to pay federal income taxes as a result of the warrant modifications to my warrant?

We do not believe that a warrant holder who is subject to U.S. federal income taxation will incur any immediate U.S. federal income tax consequences as a result of the warrant modifications. However, since individual tax situations are complex and this information is very general it may not be applicable to your particular tax situation. As a result, you are encouraged to consult with your own personal tax advisor if you have questions about the potential tax effects of the warrant modifications to your warrant. See “THE OFFER—Section 14. Material Federal Income Tax Consequences,” below.

23.	Who can I talk to if I have questions about the offer?

For additional information about the offer or to request assistance or additional copies of any materials we have provided regarding the offer, you should contact Cindy England via e-mail at cengland@lifevantage.com or by telephone at (801) 432-9036. However, while Ms. England can answer questions relating to the offer, she cannot and will not provide you with any advice as to whether or not you should consent to the warrant modifications. See “THE OFFER—Section 17. Additional Information,” below.

In addition, you are encouraged to consult your individual advisors if you have questions about your financial or tax situation.

FORWARD-LOOKING STATEMENTS

All statements in this offer document and in our SEC reports referenced herein, other than statements of historical fact, are forward-looking statements that are subject to risks and uncertainties that could cause such statements to differ materially from actual future events or results. Such forward looking statements are generally, but not necessarily, accompanied by words such as “plan,” “if,” “estimate,” “expect,” “believe,” “could,” “would,” “anticipate,” “may,” or other words that convey uncertainty of future events or outcomes. These forward-looking statements are based on current information and expectations, and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such forward-looking statements due to various factors, including those set forth in the section entitled “RISK FACTORS” and elsewhere in this offer document. Any one of these factors may cause our actual financial results to differ materially from our projected results. We caution you not to place undue reliance on forward-looking statements contained in this offer document, which speak only as of the date they were made. Except as required by law, we undertake no obligation to revise or update publicly any forward-looking statement for any reason. The safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with the offer.

RISKS OF PARTICIPATING IN THE OFFER

Participating in the offer involves a number of risks, including those described below. You should carefully consider these risks and you are encouraged to speak with a financial, legal, and/or tax advisor as necessary before deciding to consent to the warrant modifications. In addition, we urge you to read the rest of this offer document for a more in depth discussion of the risks that may apply to you before deciding to consent to the warrant modifications.

The following discussion should be read in conjunction with the summary financial information attached as Schedule A, as well as our quarterly report on Form 10-Q for the quarter ended September 30, 2011, and our annual report on Form 10-K for the fiscal year ended June 30, 2011.

Risks Related to the Offer

If the Requisite Majority for the closing that includes your warrant consent to the warrant modifications, the warrant modifications will become effective as to the warrant you hold from that closing and the exercise price of that warrant will not be reduced if, while that warrant is outstanding, we were to sell any shares of our common stock or any option or right entitling any person to acquire shares of our common stock at a price per share that is less than $0.20.

If the Requisite Majority for the closing that includes your warrant consent to the warrant modifications, the down-round anti-dilution provision in your warrant will be removed. The down-round anti-dilution provision would cause a reduction in the exercise price of your warrant (subject to a minimum exercise price of $0.25) if, while your warrant is outstanding, we were to sell any shares of our common stock or any option or right entitling any person to acquire shares of our common stock at a price per share that is less than $0.20. The exercise price of your warrant is currently $0.50 per share. In the future, if we were to sell shares of our common stock or any option or right entitling any person to acquire shares of our common stock at a price less than $0.20 per share, the exercise price of your warrant will not be reduced if the Requisite Majority for the closing that includes your warrant consent to the warrant modifications.

Your warrant may be subject to the warrant modifications even if you do not sign and return the amendment.

The warrants provide that they may be modified or amended or its provisions waived with our prior written consent and with the prior written consent of the Requisite Majority. The warrant modifications will become effective as to the warrants issued in a closing if the Requisite Majority for that closing sign and return the amendment to us. As such, regardless of whether you sign and return the amendment to us, if the Requisite Majority for the closing that includes your warrant consent to the warrant modifications, the warrant modifications will become effective as to the warrant you hold from that closing.

Risk Factors Relating to Our Company

We have a limited operating history.

Although we have been generating revenues from the sale of Protandim ® since our 2005 fiscal year, we have been selling products through our network marketing sales channel only since fiscal 2009. We currently derive substantially all of our revenues from sales of our products through the network marketing sales channel. Prior to implementing this sales channel, our efforts to sell Protandim ® were only moderately successful and we generated operating losses for each annual period from fiscal 2005 through fiscal 2010. Because we have limited experience selling products through the network marketing sales channel and our experience selling our products through other sales channels has not been sufficient to generate consistent operating profits, we may have limited insight into trends that may emerge and affect our business. We may make errors in predicting and reacting to relevant business trends, which could harm our business.

We may not be successful in expanding our operations.

Our fiscal year ended June 30, 2011 was the first year since fiscal 2005 that we were able to achieve operating profits. Although we experienced significant growth in fiscal 2011, we may not be successful in expanding our operations in future periods. We believe we have sufficient cash on hand to allow us to continue operations for at least the next 12 months. However, if we are unable to maintain or grow our business, we would likely need to reduce expenditures which could impair our ability to expand our business or continue operations at current levels.

If we are able to expand our operations, we may be unable to successfully manage our future growth .

Since we initiated our network marketing sales channel in fiscal 2009, our business has grown significantly. This growth has placed substantial strain on our management, operational, financial and other resources. If we are able to continue to expand our operations, we may experience periods of rapid growth, which would require additional resources. Any such growth could place increased strain on our management, operational, financial and other resources, and we may need to train, motivate, and manage employees, as well as attract management, sales, finance and accounting, international, technical, and other professionals. Any failure to expand these areas and implement appropriate procedures and controls in an efficient manner and at a pace consistent with our business objectives could have a material adverse effect on our business and results of operations.

We have identified material weaknesses in our internal control over financial reporting which, if not remediated, could cause us to fail to timely and accurately report our financial results or prevent fraud, or result in restatements of our financial statements. As a consequence, shareholders could lose confidence in our financial reporting and our stock price could suffer.

In connection with the preparation of our financial statements included in our annual report on Form 10-K for our fiscal year ended June 30, 2011, as well as certain previously issued financial statements, we concluded that there were material weaknesses in our internal control over financial reporting, which are described in “Item 9A. Controls and Procedures” of our annual report on Form 10-K for our fiscal year ended June 30, 2011. These material weaknesses, or difficulties encountered in implementing new or improved controls or remediation, could prevent us from accurately reporting our financial results, result in material misstatements in our financial statements or cause us to fail to meet our reporting obligations. Failure to comply with Section 404 of the Sarbanes-Oxley Act of 2002 could negatively affect our business, the price of our common stock and market confidence in our reported financial information.

Although we have begun implementing processes intended to remediate the material weaknesses we have identified, no assurances can be given when we will remediate all of the material weaknesses we identified or that we will be successful. Further, if we do not successfully remediate known material weaknesses in a timely manner, we could be subject to sanctions by regulatory authorities such as the SEC or investor perceptions could be negatively affected, each of which could have an adverse effect on our business, financial condition or results of operations.

We rely on our information technology systems to manage numerous aspects of our business, and a disruption in these systems could adversely affect our business.

We depend on our information technology (IT) systems to manage numerous aspects of our business and finance and accounting transactions, to manage our distributor compensation plan and provide analytical information to management. Our IT systems are an essential component of our business and growth strategies, and a serious disruption to our IT systems could significantly limit our ability to manage and operate our business efficiently. These systems are vulnerable to, among other things, damage and interruption from power loss or natural disasters, computer system and network failures, loss of telecommunications services, physical and electronic loss of data, security breaches and computer viruses. We do not yet have adequate business continuity and disaster recovery plans, including adequate routine back-up, off-site archiving and storage, and redundancies. Any disruption could cause our business and competitive position to suffer and adversely affect our business and operating results.

We may need to raise additional capital, which could significantly dilute existing shareholders.

If cash generated from operations is insufficient to satisfy our liquidity requirements, we may need to raise additional capital, which may be dilutive to our existing shareholders. For instance, during our fiscal year ended June 30, 2010, we required additional capital and raised an aggregate of $5,000,000 through the issuance of convertible debentures and warrants in financing transactions that significantly diluted then-existing shareholders. Moreover, in any future financing transactions, the amount of dilution could be increased if we were to issue securities that contain dilutive characteristics, such as anti-dilution clauses or price resets. In addition, if we raise additional funds by issuing securities, the market price of our common stock may decline. If we were unable to raise additional required capital in a timely manner, we could be forced to significantly reduce expenditures, liquidate some or all of our assets, or to curtail, suspend, or cease all or certain of our operations.

Economic conditions, including the current financial crisis and declining consumer confidence and spending, could harm our business.

Global economic conditions have deteriorated significantly over the past several years and continue to be challenging and unpredictable. Consumer confidence and spending have declined drastically and the global credit crisis has limited access to capital for many companies and consumers. The economic downturn could adversely impact our business in the future by causing a decline in demand for our products, particularly if the economic conditions are prolonged or worsen. In addition, such economic conditions may adversely impact access to capital for us and our suppliers, may decrease our independent distributors’ ability to obtain or maintain credit cards, and may otherwise adversely impact our operations and overall financial condition.

We could be exposed to certain environmental liabilities due to our past operations and property ownership.

During the 1990s, we owned mining properties in the Yaak River mining district of Montana. We never conducted any mining operations or ore processing on these properties, nor have we performed on-site environmental studies on these properties. The State of Montana Department of Environmental Quality believed that the properties may contain residues from past mining. We may be liable for material environmental liabilities associated with these properties.

In addition, until November 2004, we owned land in Lawrence, Colorado. We are not aware of any environmental liabilities with respect to this land. The party that acquired the land from us assumed any environmental liability related to the land. Nonetheless, a governmental agency or a private party could seek to hold us accountable for such environmental liabilities, if any.

Risk Factors Relating to Our Business and Industry

We primarily depend on a single product for our revenue.

Although we have introduced new products, including TrueScience ® Anti-Aging Cream, we primarily sell Protandim ® . We do not have a broad portfolio of other products that we could rely on to support our operations if we were to experience any difficulty with the manufacture, marketing, sale, or distribution of Protandim ® . In addition, we may be unable to sustain or increase the price or sales levels for Protandim ® , which could harm our business.

The dietary supplement market is highly competitive.

The dietary supplements retail market is large and highly competitive and fragmented. Participants include specialty retailers, supermarkets, drugstores, mass merchants, multi-level marketing organizations, on-line merchants, mail-order companies, and a variety of other smaller participants. Many of our competitors have greater financial and other resources available to them and possess better manufacturing, distribution and marketing capabilities. We believe that the market is also highly sensitive to the introduction of new products, including various prescription drugs, which may rapidly capture a significant share of the market. Moreover, because of regulatory restrictions concerning claims about the efficacy of dietary supplements, we may have difficulty differentiating our products from our competitors’ products, and competing products entering the dietary supplements market could harm our revenue. In the United States, we also compete for sales with heavily advertised national brands manufactured by large pharmaceutical and food companies, as well as other retailers. In addition, as some products become more mainstream, we experience increased competition for those products as more participants enter the market. Our international competitors include large international pharmacy chains, major international supermarket chains, and other large U.S.-based companies with international operations. We may not be able to compete effectively and our attempt to do so may result in increased pricing pressure, which may result in lower margins and have a material adverse effect on our results of operations and financial condition.

Our network marketing sales channel may not be successful. If we are unable to retain our existing distributors and recruit additional distributors, our revenue will not increase and may even decline.

In fiscal 2009, we initiated a network marketing sales channel through which independent distributors enter into agreements with us to sell Protandim ® and other products that we may introduce in the market, including our TrueScience ® Anti-Aging Cream. Our independent distributors may terminate their services at any time, and, like most network marketing companies, we have experienced and are likely to continue to experience turnover among independent distributors. Independent distributors who join our company to purchase our products for personal consumption or for short-term income goals may only stay with us for a short time. While we take steps to help train, motivate, and retain independent distributors, we cannot accurately predict the number or productivity of our independent distributors. We may change the manner in which we use our networking sales channel or discontinue it completely if its benefits do not outweigh its expenses and risks.

Our operating results could be harmed if we and our distributor leaders do not generate sufficient interest in our business to retain existing distributors and attract new distributors. The number and productivity of our distributors could be harmed by several factors, including:

•	any adverse publicity regarding us, our products, our distribution channel, or our competitors;

•	lack of interest in existing or new products or their failure to achieve desired results;

•	lack of a compelling business opportunity sufficient to generate the interest and commitment of new distributors;

•	any changes we might make to our distributor compensation plan;

•	any negative public perception of our products and their ingredients;

•	any negative public perception of our distributors and network marketing businesses in general;

•	our actions to enforce our policies and procedures;

•	any efforts to sell our products through competitive channels;

•	any regulatory actions or charges against us or others in our industry; and

•	general economic and business conditions,

The loss of high-level distributors could negatively impact the growth of our network marketing sales channel.

We generate a significant portion of our revenues through our independent distributors. Also, substantially all of our customer and distributor growth in the past two years has been driven by this group. We compete with other network marketing companies to attract and retain productive independent distributors. Some of these competitors have a longer operating history and greater visibility, name recognition and financial resources than we do. Some of our competitors also offer compensation plans that distributors might perceive as offering greater potential financial rewards than ours. The loss of a high-level independent distributor or a group of leading distributors in the independent distributor’s network of downline distributors, whether by choice or through disciplinary actions for violations of our policies and procedures, could negatively impact the growth of our network marketing sales channel and harm our business.

Independent distributor activities that violate laws could result in governmental actions against us and could otherwise harm our business.

Our independent distributors are independent contractors. They are not employees and they act independently of us. The network marketing industry is subject to governmental regulation. We have a comprehensive set of binding policies and procedures that govern our distributors business activities. Any determination by the Federal Trade Commission or other governmental agency that we or our distributors are not in compliance with laws could potentially harm our business. Even if governmental actions do not result in rulings or orders against us, they could create negative publicity that could detrimentally affect our efforts to recruit or motivate independent distributors and attract customers.

Network marketing is heavily regulated.

Various government agencies throughout the world regulate network marketing practices. These laws and regulations are generally intended to prevent fraudulent or deceptive schemes, often referred to as “pyramid” schemes, which compensate participants for recruiting additional participants irrespective of product sales, use high pressure recruiting methods and/or do not involve legitimate products. Complying with these rules and regulations can be difficult and requires the devotion of significant resources on our part. We may not be able to continue business in existing markets or commence operations in new markets because of these laws.

Our business is subject to strict government regulations.

The manufacturing, packaging, labeling, advertising, sale and distribution of our products are subject to federal laws and regulation by one or more federal agencies, including the United States Food and Drug Administration, or the FDA, the United States Federal Trade Commission, or FTC, the Consumer Product Safety Commission, the United States Department of Agriculture, and the Environmental Protection Agency. These activities are also regulated by various state, local, and international laws and agencies of the states and localities in which our products are sold. Government regulations may prevent or delay the introduction, or require the reformulation, of our products, which could result in lost revenues and increased costs to us. For instance, the FDA regulates, among other things, the composition, safety, labeling, and marketing of dietary supplements (including vitamins, minerals, herbs, and other dietary ingredients for human use).

The FDA may determine that a particular dietary supplement or ingredient is adulterated or misbranded or both, and may determine that a particular claim or statement of nutritional value that we make to support the marketing of a dietary supplement is an impermissible drug claim, is not substantiated, or is an unauthorized version of a “health claim.” Any of these actions could prevent us from marketing that particular dietary supplement product, or making certain claims for that product. The FDA could also require us to remove a particular product from the market. Any future recall or removal would result in additional costs to us, including lost revenues from any product that we are required to remove from the market, which could be material. Any product recalls or removals could also lead to liability, substantial costs, and reduced growth prospects.

Additional or more stringent regulations of dietary supplements and other products have been considered from time to time. These developments could require reformulation of some products to meet new standards, recalls or discontinuance of some products not able to be reformulated, additional record-keeping requirements, increased documentation of the properties of some products, additional or different labeling, additional scientific substantiation, adverse event reporting, or other new requirements. Any of these developments could increase our costs significantly. For example, the Dietary Supplement and Nonprescription Drug Consumer Protection Act, which was passed by Congress on December 22, 2006, imposes significant regulatory requirements on dietary supplement manufacturers, packers and distributors including the reporting of “serious adverse events” to the FDA and recordkeeping requirements. This legislation could raise our costs and negatively impact our business. In June 2007, the FDA adopted final regulations with respect to Current Good Manufacturing Procedures in manufacturing, packaging, or holding dietary ingredients and dietary supplements, which apply to the products we sell. These regulations require dietary supplements to be prepared, packaged, and held in compliance with procedures that the Company and its subcontractors must develop and make available for inspection by the FDA. These regulations could raise our costs and negatively impact our business. Additionally, our third-party suppliers or vendors may not be able to comply with these rules without incurring substantial expenses. If our third-party suppliers or vendors are not able to comply with these new rules, we may experience increased cost or delays in obtaining certain raw materials and third-party products. In July 2011, the FDA published draft guidance which is intended, among other things, to help manufacturers and distributors of dietary supplement products determine when they are required to file with the FDA a New Dietary Ingredient, or NDI, notification with respect to a dietary supplement product. In this draft guidance, the FDA highlighted the necessity for marketers of dietary supplements to submit NDI notifications as an important preventive control to ensure that consumers are not exposed to potential unnecessary public health risks in the form of new ingredients with unknown safety profiles. Although we do not believe that Protandim contains an NDI, if the FDA were to conclude that we should have filed an NDI notification for Protandim, then we could be subject to enforcement actions by the FDA. Such enforcement actions could include product seizures and injunctive relief being granted against us, any of which would harm our business.

Future laws may hinder or prohibit the production or sale of our existing products and any future products.

We may be subject to additional laws in the future. See the section entitled “Business—Government Regulations” of our annual report on Form 10-K for our fiscal year ended June 30, 2011. In addition, laws with which we currently comply may be amended or interpreted more stringently. New laws or new interpretations of current laws could require us to reformulate our products to meet new standards, impose additional ingredient restrictions or impose additional claim restrictions.

Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products and brand.

The loss of our intellectual property rights in our products could permit our competitors to manufacture their own version of our products. We have attempted to protect our intellectual property rights in our products through a combination of patents, patent applications, confidentiality agreements, non-compete agreements and other contractual protection mechanisms, and we will continue to do so. While we intend to defend against any threats to our intellectual property, there can be no assurance that our patents or various contractual protections agreements will adequately protect our intellectual property. In addition, we could be required to expend significant amounts to defend our rights to proprietary information, and may not be successful in such defense. There can also be no assurance that pending patent applications owned by us will result in patents being issued to us, that patents issued to or licensed by us in the past or in the future will not be challenged or circumvented by competitors or that such patents will be found to be valid or sufficiently broad to protect our products or to provide us with any competitive advantage. Third parties could also obtain patents that may require us to negotiate licenses to conduct our business, and any required licenses may not be available on reasonable terms or at all. We also rely on confidentiality and non-compete agreements with certain employees, distributors, consultants and other parties to protect, in part, trade secrets and other proprietary rights. There can be no assurance that these agreements will not be breached, that we will have adequate remedies for any breach, that others will not independently develop substantially equivalent proprietary information or that third parties will not otherwise gain access to our trade secrets or proprietary knowledge.

Other parties might claim that we infringe on their intellectual property rights.

Although the dietary supplement industry has historically been characterized by products with naturally occurring ingredients, recently it is becoming more common for suppliers and competitors to apply for patents or develop proprietary technologies and processes. Third parties may assert intellectual property infringement claims against us despite our efforts to avoid such infringement. Such claims could prevent us from offering competitive products or result in litigation or threatened litigation.

Unfavorable publicity could materially harm our business.

We are highly dependent upon consumers’ perceptions of the safety, quality, and efficacy of our products, as well as products distributed by other companies. Future scientific research or publicity may not be favorable to our industry or any particular product, including Protandim® . Because of our dependence upon consumer perceptions, adverse publicity associated with illness or other adverse effects resulting from the consumption or use of our product or any similar products distributed by other companies could have a material adverse impact on us. Such adverse publicity could arise even if the adverse effects associated with such products resulted from failure to consume or use such products as directed. Adverse publicity could also increase our product liability exposure, result in increased regulatory scrutiny and lead to the initiation of private lawsuits.

We are subject to the risk of investigatory and enforcement action by the FTC.

We will always be subject to the risk of investigatory and enforcement action by the FTC based on our advertising claims and marketing practices. The FTC routinely reviews product advertising, including websites, to identify significant questionable advertising claims and practices. The FTC has brought many actions against dietary supplement companies based upon allegations that applicable advertising claims or practices were deceptive or not substantiated. If the FTC initiates an investigation, the FTC can initiate pre-complaint discovery that may be nonpublic in nature. Any investigation may be very expensive to defend and may result in an adverse ruling or in a consent decree.

Challenges by regulatory authorities or private parties to the form of our network marketing system or other regulatory compliance issues could harm our business.

Both regulatory authorities and private parties, including our independent distributors, may challenge the form of our network marketing sales channel or elements of our network marketing system. Adverse rulings in any case filed against a network marketing company, even if it is not against us, could negatively impact our business if they create adverse publicity, modify current regulatory requirements in a manner that is inconsistent with our current business practices, or impose fines or other penalties.

Our business is susceptible to product liability claims.

The manufacture and sale of any product for human consumption raises the risk of product liability claims. These claims may derive from the product itself or a contaminant found in the product from the manufacturing, packaging, sales process or even due to tampering by unauthorized third parties. Our products consist of vitamins, minerals, herbs, and other ingredients that are classified as foods or dietary supplements and are not subject to pre-market regulatory approval in the United States. Our products could contain contaminated substances, and some of our products contain ingredients that do not have long histories of human consumption. Previously unknown adverse reactions resulting from human consumption of these ingredients could occur. In addition, third-party manufacturers produce many of the products we sell. As a distributor of products manufactured by third parties, we may also be liable for various product liability claims for products we do not manufacture. We may be subject to various product liability claims, including, among others, that our products include inadequate instructions for use or inadequate warnings concerning possible side effects and interactions with other substances. Any product liability claim against us could result in increased costs and could adversely affect our reputation with our customers, which in turn could adversely affect our revenues and operating income. Although we maintain insurance coverage, there is a risk that our insurance will not cover our potential exposure completely or would fail to cover a particular claim, in which case we may not have the financial resources to satisfy such claim. In addition, certain types of damages, such as punitive damages, are not covered by our insurance policy.

We are dependent upon third parties to manufacture our product.

We currently only use one manufacturer for each of our products. We are dependent on the uninterrupted and efficient operation of these manufacturers’ facilities. If any of our current manufacturers are unable to fulfill our manufacturing requirements or seek to impose unfavorable terms, we will have to seek out other manufacturers, which could disrupt our operations and we may not be successful in finding alternative manufacturing resources. In addition, competitors who perform their own manufacturing may have an advantage over us with respect to pricing, availability of product, and in other areas through their control of the manufacturing process.

Raw material for our product may be difficult to obtain or expensive.

Raw materials account for a significant portion of our manufacturing costs. Suppliers may be unable or unwilling to provide the raw materials our manufacturers need in the quantities requested, at a price we are willing to pay, or that meet our quality standards. We are also subject to potential delays in the delivery of raw materials caused by events beyond our control, including labor disputes, transportation interruptions and changes in government regulations. Any significant delay in or disruption of the supply of raw materials could, among other things, substantially increase the cost of such materials, require reformulation or repackaging of products, require the qualification of new suppliers, or result in our inability to meet customer demands.

Product returns may adversely affect our business.

We offer a 30-day, money back unconditional guarantee to all customers and allow distributors to return up to 30% of their orders during the prior 12-month period (subject to restrictions and limitations). Our return rate since the inception of selling activities is approximately 2.5% of sales. We replace returned product damaged during shipment wholly at our cost, which historically has been negligible. Future return rates or costs associated with returns may increase. In addition, to date, product expiration dates have not played any role in product returns; however, it is possible they will increase in the future.

The loss of key personnel could negatively impact our business.

Future performance will depend upon our ability to attract, retain, and motivate our executive and senior management team and scientific staff. Our success depends to a significant extent both upon the continued services of our current executive and senior management team and scientific staff, as well as our ability to attract, hire, motivate, and retain additional qualified management and scientific staff in the future. In addition, competition for executive and senior staff in the dietary supplement market is intense, and our operations could be adversely affected if we cannot attract and retain qualified personnel.

All of our employees are “at will” employees, which means that any employee may quit at any time and we may terminate any employee at any time. We do not carry “key person” insurance covering members of senior management or scientific staff.

We may not succeed in growing existing markets or opening new markets.

In fiscal year 2010 we launched international operations in Mexico and Japan. During fiscal year 2011, we derived approximately 8% of our revenues from our international operations. We believe that our ability to achieve future growth is dependent in part on our ability to continue our international expansion efforts. However, despite our efforts to do so, we may not succeed in growing in our existing international markets, entering new international markets on a timely basis, or achieving profitability in new markets. We must overcome significant regulatory and legal barriers before we can begin marketing in any international market. Also, before marketing commences in a new country or market, it is difficult to assess the extent to which our products and sales techniques will be accepted or successful in any given country. In addition to significant regulatory barriers, we may also encounter problems conducting operations in new markets with different cultures and legal systems from those encountered elsewhere.

We may be required to reformulate one or more of our products, including Protandim ® , before commencing sales in a given country. Once we have entered a market, we must adhere to the regulatory and legal requirements of that market. There can be no assurance that we will be able to obtain and retain necessary permits and approvals in new markets, or that we will have sufficient capital to finance our expansion efforts in a timely manner.

Economic, political, and other risks associated with our international operations could adversely affect our revenues and international growth prospects.

As part of our business strategy, we intend to continue to expand our international presence. Our international operations are subject to a number of risks inherent to operating in foreign countries, and any expansion of our international operations will increase the effects of these risks. These risks include, among others:

•	political and economic instability of foreign markets;

•	foreign governments’ restrictive trade policies;

•	inconsistent product regulation or sudden policy changes by foreign agencies or governments;

•	the imposition of, or increase in, duties, taxes, government royalties, or non-tariff trade barriers;

•	difficulty in collecting international accounts receivable and potentially longer payment cycles;

•	increased costs in maintaining international marketing efforts;

•	problems entering international markets with different cultural bases and consumer preferences; and

•	fluctuations in foreign currency exchange rates.

Any of these risks could have a material adverse effect on our international operations and our growth strategy.

Risks Related to Ownership of Our Common Stock

Our common stock is currently classified as penny stock.

Purchase and sale transactions involving penny stocks are subject to additional requirements. Under Rule 15g-9 promulgated under the Exchange Act, broker-dealers who sell or effect the purchase of penny stock to persons other than established customers or in certain exempted transactions, must make a special written disclosure to, and suitability determination for, the purchaser and receive the purchaser’s written agreement to a transaction prior to sale. The regulations on penny stocks limit the ability of broker-dealers to sell our common stock and thus may limit the ability of our shareholders to sell their shares of our common stock.

If we need additional financing in the future and are required to issue securities that trigger the down-round anti-dilution provision, our stockholder could sustain material dilution.

As described in this offer document, the down-round anti-dilution provision, if it is not removed, would cause a reduction in the exercise price of the warrants (subject to a minimum exercise price of $0.25), if, while the warrants are outstanding, we were to sell any shares of our common stock or any option or right entitling any person to acquire shares of our common stock at a price per share that is less than $0.20. If this were to occur, our stockholders could sustain material dilution in their ownership interest.

If the holders of our outstanding warrants and options exercise their securities for shares of common stock, we will issue up to 35,398,180 shares, which will materially dilute the voting power of our currently outstanding common stock and could cause our stock price to decline.

As of September 30, 2011, we had 99,281,084 shares of common stock outstanding, outstanding warrants that are exercisable for an aggregate of 24,812,520 shares of common stock and stock options outstanding for an aggregate of 10,585,660 shares of common stock. The issuance of these shares will dilute the voting power of our currently outstanding common stock and could cause our stock price to decline.

The market price of our securities could be adversely affected by sales of restricted securities.

Actual sales or the prospect of future sales of shares of our common stock under Rule 144 may have a depressive effect upon the price of, and market for, our common stock. In addition, the shares of common stock we may issue upon the exercise of warrants described above may also be sold in compliance with Rule 144. We cannot predict what effect, if any, that sales of shares of common stock, or the availability of these shares for sale, will have on the market prices prevailing from time to time. Historically, the trading volume of our common stock has been low and the market may not be able to absorb the sale of a substantial number of shares. In addition, the possibility that substantial amounts of common stock may be sold in the public market may adversely affect prevailing prices for our common stock and could impair our ability to raise capital in the future through the sale of equity securities.

Our stock price may experience future volatility.

The trading price of our common stock has historically been subject to wide fluctuations. The price of our common stock may fluctuate in the future in response to quarter-to-quarter variations in operating results, material announcements by us or competitors, governmental regulatory action, conditions in the dietary supplement industry, or other events or factors, many of which are beyond our control, and some of which do not have a strong correlation to our operating performance.

Our common stock has historically been illiquid.

The average daily trading volume of our common stock on the over-the-counter market was approximately 294,000 shares per day over the fiscal year ended June 30, 2011 and approximately 289,000 shares per day over the quarter ended September 30, 2011. If limited trading in our stock continues, it may be difficult for investors to sell their shares in the public market at any given time at prevailing prices.

Substantial sales of shares may impact the market price of our common stock .

If our shareholders sell substantial amounts of our common stock, the market price of our common stock may decline. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we consider appropriate.

We have never paid dividends on our capital stock, and we do not anticipate paying any cash dividends in the foreseeable future.

We have paid no cash dividends on any of our classes of capital stock to date. We currently intend to retain our future earnings, if any, to fund the development and growth of our business and may use a portion of any future earnings to repurchase shares of our common stock pursuant to the share repurchase plan that we announced in September 2011. In addition, the terms of any future debt or credit facility, if any, may preclude us from paying dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

THE OFFER

Section 1. General Terms.

Warrant Modifications

Upon the terms and subject to the conditions described in this offer document and the amendment, we are offering to the holders of the warrants to modify their warrants to remove the down-round anti-dilution provision contained in those warrants and to extend by 30 days the period during which those warrants may be exercised. We refer to the modifications to the terms of the warrants as the “warrant modifications.” Upon the terms and subject to the conditions described in this offer document and the amendment, we are soliciting consents from warrant holders to the warrant modifications.

The down-round anti-dilution provision that we are seeking to have removed is set forth in Section 2.5(b) of the warrants and reads as follows:

(b) Subsequent Equity Sales. Other than in respect of an Exempt Issuance, if, at any time while this Warrant is outstanding, the Company sells any shares of Common Stock or sells any option or right entitling any Person to acquire shares of Common Stock at a price per share that is lower than $0.20 (as adjusted for any events described in Section 2.5(a)) (such lower price, the “Base Exercise Price”), then the Exercise Price shall be reduced to equal the product of (i) the then current Exercise Price multiplied by (ii) the quotient obtained by dividing the Base Exercise Price by 0.20 (as adjusted for any events described in Section 2.5(a)). Notwithstanding anything to the contrary in this Section 2.5(b), in no event shall the Exercise Price be reduced to less than $0.25 (as adjusted for any events described in Section 2.5(a)) as a result of any adjustment to the Exercise Price pursuant to this Section 2.5(b).

The down-round anti-dilution provision would cause a reduction in the exercise price of the warrant (subject to a minimum exercise price of $0.25) if, while the warrant is outstanding, we were to sell any shares of our common stock or any option or right entitling any person to acquire shares of our common stock at a price per share that is less than $0.20. The exercise price of the warrant is currently $0.50 per share. As described below, the down-round anti-dilution provision does not apply to Exempt Issuances.

On November 28, 2011, the closing price per share of our common stock was $1.44. The per share closing price of our common stock has ranged from $0.30 to $1.91 between February 26, 2010 and November 28, 2011. The foregoing prices were reported by an online service, reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. See “—Section 8. Price Range of Our Common Stock,” below.

If the down-round anti-dilution provision is removed, the exercise price of the warrant will not be reduced if we were to sell any shares of our common stock or any option or right entitling any person to acquire shares of our common stock at a price per share that is less than $0.20.

The down-round anti-dilution provision does not apply to the transactions described below, which we refer to as “Exempt Issuances”:

•

the issuance of shares of our common stock or options to any of our employees, officers or directors or to our consultants pursuant to any stock or option plan adopted by a majority of the non-employee members of our board of directors or a majority of the members of a committee of non-employee directors established for such purpose;

•

the issuance of securities upon the conversion of the debentures we issued in connection with the applicable warrant and/or other securities exercisable or exchangeable for or convertible into shares of our common stock issued and outstanding on the date we issued the applicable warrant;

•

the issuance of securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested members of our board of directors, provided that any such issuance shall only be to a person (or to the equity holders of a person) which is, itself or through its subsidiaries, an operating company or as consideration for an asset, in either case, in a business synergistic with our business and provides us additional benefits in addition to the investment of funds, but shall not include a transaction in which we are issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities;

•

the issuance of securities authorized for issuance by a majority of the disinterested members of our board of directors, provided that the number of shares of our common stock so authorized for issuance or issuable upon conversion, exercise or exchange of any security so authorized for issuance in such issuance, together with the number of shares of our common stock issued or issuable upon conversion, exercise or exchange of any security previously issued by us pursuant to the issuance described in this paragraph, in the aggregate, does not exceed 0.5% of the fully-diluted outstanding shares of our common stock as of the date of the securities are issued; and

•

the issuance of shares of our common stock issued pursuant to the anti-dilution provisions contained in the warrants and debentures, in each case, as amended from time to time, issued, or to be issued, pursuant to the agreement pursuant to which we issued the applicable warrant or in the (i) subscription agreements, as amended from time to time, we entered into pursuant to the series of financing transactions that closed on June 30, 2009 and August 5, 2009, (ii) unit subscription agreements, as amended from time to time, we entered into pursuant to the series of financing transactions that closed on March 10, 2009, March 26, 2009 and April 6, 2009, and (iii) convertible debentures, as amended from time to time, we issued pursuant to the private placement offering that closed on September 26, 2007 and October 31, 2007.

Eligibility

Only the holders of warrants that contain the down-round anti-dilution provision are eligible to consent to the warrant modifications. The warrants that contain the down-round anti-dilution provision were issued to accredited investors in a series of private placement closings that occurred on each of November 18, 2009, December 11, 2009, December 31, 2009, January 20, 2010, February 4, 2010 and February 26, 2010. No other holders of warrants, options or other securities to acquire shares of our common stock may consent to the warrant modifications.

As of the date of this offer document, there are 111 warrants outstanding which are held by 87 holders and are collectively exercisable for an aggregate of 12,709,484 shares of our common stock.

The material terms of all of the warrants are the same except for the date of issuance and the expiration date of the warrants. As indicated above, the warrants were issued on six different dates between November 2009 and February 2010. Each warrant expires on the earlier to occur of (a) the five year anniversary of the date the warrant was issued or (b) (i) the closing of a merger or consolidation of the Company with or into another corporation where the Company is not the surviving corporation, or a reverse triangular merger in which the Company is the surviving entity but the shares of the Company’s capital stock outstanding immediately prior to the merger are converted by virtue of the merger into other property, whether in the form of securities, cash, or otherwise, or (ii) the closing of the sale of all or substantially all of the properties and assets of Company, unless the Company’s shareholders of record prior to such acquisition or sale shall hold at least 50% of the voting power of the acquiring or surviving entity immediately after the acquisition or sale.

Section 2. Background and Purpose of the Offer.

Background

We issued the warrants to accredited investors in a series of private placement closings that occurred on each of November 18, 2009, December 11, 2009, December 31, 2009, January 20, 2010, February 4, 2010 and February 26, 2010. We refer to each discrete private placement closing as a “closing.” The following table sets forth (i) the number of warrants, (ii) the number of warrant holders, (iii) the number of shares of our common stock issuable upon exercise of outstanding warrants and (iv) the number of shares of our common stock that would constitute the Requisite Majority, by closing:

Closing	# of Warrants	# of Warrant Holders	# of Shares Issuable Upon Exercise of Warrants	Requisite Majority
November 18, 2009	6	6	616,305	308,153
December 11, 2009	19	18	2,499,563	1,249,782
December 31, 2009	6	4	764,873	382,437
January 20, 2010	33	26	3,405,959	1,702,980
February 4, 2010	33	23	4,433,830	2,216,916
February 26, 2010	16	10	988,954	494,478

Accounting Treatment of the Warrants

As explained below, under current accounting rules adopted by the Emerging Issues Task Force of the Financial Accounting Standards Board, warrants that include price-based anti-dilution provisions, similar to the down-round anti-dilution provision, may not be recorded in stockholders’ equity, but rather must be accounted for as a derivative liability.

The warrants are considered a derivative and the warrants do not meet any scope exceptions, including the scope exception for instruments indexed to a company’s own shares and classified in equity. The warrants are not considered indexed to our common stock because the exercise price of the warrants may be reduced if, while the warrant is outstanding, we sell any shares of our common stock or any option or right entitling any person to acquire shares of our common stock at a price per share that is less than $0.20. This possible reduction to the exercise price of the warrants prohibits the warrants from being classified as equity in our financial statements because an equity instrument must provide that it be settled by exchanging a fixed number of shares of stock for a fixed value, or be adjusted only for typical inputs to a valuation model for a contract that settles on a fixed-for-fixed basis. However, due to the down-round anti-dilution provision, the settlement amount may not equal the difference between the fair value of a fixed number of shares of our common stock and a fixed exercise price. As a result, the warrants are not considered indexed to our own stock and must be accounted for as a derivative liability.

Purpose of the Offer

We are offering to modify the warrants so that our financial statements will more closely reflect our operating performance.

Under GAAP: (i) the down-round anti-dilution provision causes the warrants to be treated as a derivative liability under accounting standards for derivative instruments that became effective in 2009; (ii) we must record the warrants at their fair value on each balance sheet date; and (iii) any change in value between reporting periods must be recorded as other income or expense, as the case may be, for the period ending on such reporting date.

Due to the accounting treatment described above the fair value of the derivative liabilities associated with the warrants increases as the price of our common stock increases, resulting in other expense in our consolidated statements of operations and comprehensive income, and decreases as the price of our common stock decreases, resulting in other income. In other words, the existence of the down-round anti-dilution provision causes our reported net income to decrease when the price of our common stock increases, and vice versa. If the down-round anti-dilution provision is removed, this effect will no longer occur for future periods and the warrants would be adjusted to fair value and reclassified from liabilities to stockholders’ equity, which would result in a decrease to the derivative liability account included in our balance sheet.

Board Recommendation

Our board of directors has approved the offer and recommends that warrant holders consent to the warrant modifications because it believes, for the reasons discussed above under “—Accounting Treatment of the Warrants” and “—Purposes of the Offer,” that the removal of the down-round anti-dilution protection will result in our financial statements more closely reflecting our operating performance. See “—Accounting Treatment of the Warrants” and “—Purposes of the Offer,” above. However, you are encouraged to consult with your individual advisors if you have questions about your financial, legal or tax situation.

Effect that the Warrant Modifications Would Have on the Availability of Rule 144

The warrants and the shares of our common stock issuable upon exercise of the warrants are restricted securities within the meaning of Rule 144 promulgated under the Securities Act of 1933. The warrant modifications would not have any effect on the availability of a warrant holder to sell the shares of our common stock acquired upon exercise of that warrant under Rule 144.

For purposes of this discussion, we refer to the period of time that a person has beneficially owned the shares of our common stock issuable upon exercise of a warrant as the “holding period.”

In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale of the shares of our common stock issued upon exercise of a warrant, would be entitled to sell those shares under Rule 144 after a holding period of at least six months (including any period of consecutive ownership of preceding non-affiliated holders), subject to the availability of current public information about us and provided that we have filed all reports and other materials required to be filed by Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months, other than current reports on Form 8-K.

For purposes of determining the holding period, if the shares of our common stock sold were acquired solely upon cashless exercise of the warrant, those shares are deemed to have been acquired at the time that warrant was acquired. For purposes of determining the holding period, the warrant modifications would not change the date on which you acquired that warrant. If you exercise your warrant for cash, the holding period for the shares of common stock acquired upon such exercise would begin on the date of such exercise.

Section 3. Required Consents of Warrant Holders; Effectiveness of the Warrant Modifications.

In conjunction with the offer, and on the terms and subject to the conditions set forth in this offer document and in the amendment, we are soliciting consents from the warrant holders to the warrant modifications. Each warrant provides that it may be modified or amended or its provisions waived with our prior written consent and with the prior written consent of the holders of warrants issued in a closing representing at least a majority of the shares of our common stock then issuable upon exercise of all the warrants issued in that closing then outstanding, which holders we refer to as the “Requisite Majority.” A warrant holder who sends us a validly signed amendment will, by delivering such signed amendment, be consenting to the warrant modifications. Regardless of whether you sign and return the amendment to us, if the Requisite Majority for the closing that includes your warrant consent to the warrant modifications, the warrant modifications will become effective as to the warrant you hold from that closing.

Upon the terms and subject to the conditions of the offer (including if the offer is are extended or amended, the terms and conditions of any such extension or amendment) and applicable law, we will accept all signed amendments validly delivered (and not validly withdrawn) that constitute the Requisite Majority for a closing. Signed amendments validly delivered to us that constitute the Requisite Majority for a closing will be deemed to have been accepted by us, and the warrant modifications as to the warrants subject to such amendments, will become effective immediately following the expiration of the offer without any further action on the part of the warrant holders that delivered the signed amendments. The effectiveness of the amendment as to the warrants we issued in a closing is not conditioned on us receiving signed amendments that constitute the Requisite Majority for any other closing.

Section 4. Procedures for Consenting to the Warrant Modifications.

Consenting to the Warrant Modifications

To consent to the warrant modifications, we must receive from you an original, electronic or facsimile copy of the amendment signed by you before 9:00 pm Eastern time on December 29, 2011, which is the expiration of the offer (or if we extend the offer, by the time and date to which we extend the offer). You may send us your signed amendment by U.S. mail, overnight courier or hand delivery to the mailing address set forth below, or by facsimile or e-mail to the facsimile number and e-mail address set forth below:

Mailing Address:	LifeVantage Corporation c/o Investor Relations – Warrant Offer 11545 W. Bernardo Ct., Suite 301 San Diego, CA 92127

Facsimile:	(858) 430-5269

E-mail:	ihone@lifevantage.com

You may consent to the warrant modifications even if you have exercised a portion of your warrant. The terms of the offer apply to the portion of your warrant that remains outstanding and unexercised.

You may withdraw your signed amendment at any time before the expiration of the offer. See “—Section 6. Withdrawal Rights,” below.

The delivery of all documents, including the amendment and notice of withdrawal, is at your risk. Only documents that are complete, signed, and actually received by us by the expiration of the offer will be accepted. In all cases, you should allow sufficient time to ensure we receive your amendment or notice of withdrawal prior to the expiration of the offer.

Promptly following the expiration of the offer we will send you a letter via e-mail or otherwise to inform you if the warrant modifications were consented to by the Requisite Majority for the closing that includes your warrant.

Determination of Validity

We will determine, at our discretion, all questions as to the validity, form and eligibility (including time of receipt) of the participation by warrant holders in the offer and whether signed amendments are received from the Requisite Majority of a closing. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any amendment or notice of withdrawal that we determine are not in good order or that we determine are unlawful to accept.

We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any amendment of any particular warrant holder or for any particular warrant, provided that if we grant any such amendment, it will be granted with respect to all warrant holders and warrants with respect to which amendments have been made. Neither we nor any other person is obligated to give notice of any defects or irregularities in amendments, nor will anyone incur any liability for failure to give any notice.

Questions about the Offer

For additional information about the offer or to request assistance or additional copies of any materials we have provided regarding the offer, you should contact Cindy England via e-mail at cengland@lifevantage.com or by telephone at (801) 432-9036. However, while Ms. England can answer questions relating to the offer, she cannot and will not provide you with any advice as to whether or not you should consent to the warrant modifications.

You are encouraged to consult your individual advisors if you have questions about your financial or tax situation.

Section 5. Expiration Date.

The offer begins on November 29, 2011 and ends at 9:00 p.m., Eastern time, on December 29, 2011, unless our board of directors, in its sole discretion, extends the period of time during which the offer will remain open. Our board of directors expects to extend the offer if we do not receive signed amendments before the original expiration date of the offer from the Requisite Majority for each closing. If we extend the offer, we will publicly announce the extension no later than 9:00 p.m., Eastern time, on the next business day following the original expiration date of the offer. See “—Section 15. Extension of Offer; Termination; Amendment,” below for a description of our right to extend, delay, terminate and amend the offer.

Section 6. Withdrawal Rights.

Except as otherwise provided in this Section 6. Withdrawal Rights, the delivery to us of a signed amendment is irrevocable.

If the offer is terminated without the Requisite Majority for any closing having signed and returned to us the amendment, signed amendments delivered to us will be promptly returned to the delivering warrant holder, the signed amendments will be deemed withdrawn and the warrant modifications will not become effective as to any of the warrants.

To validly withdraw your signed amendment, which will constitute the concurrent valid revocation of your consent to the warrant modifications pursuant to the amendment validly withdrawn, you must deliver to us (via the means set forth in “—Section 4. Procedures for Consenting to the Warrant Modifications”), a written notice of withdrawal at any time before 9:00 p.m., Eastern time, on December 29, 2011. If we extend the offer beyond that time, you may withdraw your signed amendment at any time until the extended expiration of the offer. You will also have the right to withdraw your signed amendment after the expiration of 40 business days from the commencement of the offer, which would be January 26, 2012, if we have not accepted your signed amendments by that date.

If you deliver a notice of withdrawal, you must sign such notice and the notice must specify your name, the closing in which your warrant was issued, the number of shares of our common stock issuable upon exercise of such warrant, and the name of the registered holder of such warrant, if different from your name.

Withdrawals of a signed amendment may not be rescinded. Any signed amendment properly withdrawn will thereafter be deemed not to have been validly delivered for purposes of the offer. However, a warrant holder may re-deliver a signed amendment by again following one of the procedures described in “—Section 4. Procedures for Consenting to the Warrant Modifications” at any time prior to the expiration of the offer, including any extension thereof.

We will determine, at our discretion, all questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any notice of withdrawal that we determine is not in good order or that we determine is unlawful to accept.

There are no appraisal or other similar statutory rights available to holders in connection with the offer or the solicitation of consents to the warrant modifications.

Section 7. Conditions of the Offer.

Subject to SEC rules and notwithstanding any other provision of the offer, we will not be required to accept your amendment and may terminate or amend the offer or postpone the effectiveness of any amendment, if at any time on or after commencement of the offer and before the expiration of the offer any of the following events has occurred or has been determined by us to have occurred:

•

there is pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the validity of the amendments or otherwise relates in any manner to the offer; or that, in our reasonable judgment, could materially affect our business, condition (financial or other), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair (such as by increasing the accounting or other costs of the offer to us) the contemplated benefits of the offer to us;

•

there has been any action pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or to us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

•	make the delivery of the amendment illegal or otherwise restrict or prohibit the offer;

•	materially impair (such as by increasing the accounting or other costs of the offer to us) the contemplated benefits of the offer to us; or

•

materially affect our business, condition (financial or other), income, operations or prospects, taken as whole, or otherwise materially impair in any way the contemplated future conduct of our business;

•

any significant change in the market price of our shares of common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material effect on our business, condition (financial or other), operations or prospects or on the trading in our common stock;

•

any change in the general political, market, economic or financial conditions that could have a material effect on our business, condition (financial or other), operations or prospects that, in our reasonable judgment, makes it inadvisable to proceed with the offer;

•	in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof;

•

any change in accepted accounting principles or interpretations of generally accepted accounting principles which could or would materially and adversely affect the manner in which we are required for financial accounting purposes to account for the warrants or the offer;

•

a tender offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, has been proposed, announced or made by another person or entity or has been publicly disclosed; or

•

any change shall have occurred in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, has or may have a material adverse effect on us, taken as a whole.

If any of the above events has occurred or has been determined by us to have occurred, we may:

•	terminate the offer;

•	complete and/or extend the offer and, subject to your withdrawal rights, retain all amendments until the extended offer expires;

•	amend the terms of the offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the offer is open, complete the offer.

The conditions to this offer are for our benefit. We may assert them before the expiration of the offer in our discretion regardless of the circumstances giving rise to them. We may waive any condition, in whole or in part, at any time and from time to time before the expiration of the offer, in our discretion, whether or not we waive any other condition to the offer. If we waive a material condition, we will extend the offer period so that at least five business days remain in the offer period following notice of such waiver. Our failure at any time to exercise any of these rights will not be deemed a waiver of such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. Any determination we make concerning the events described in this Section 7 will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

Section 8. Price Range of Our Common Stock.

Our common stock is quoted on the OTC Bulletin Board under the symbol “LFVN.”

The table below sets forth for the fiscal quarters indicated the reported high and low prices of our common stock, as quoted on the OTC Bulletin Board. These prices were reported by an online service, reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. Our fiscal year-end is June 30.

	Fiscal year
	2012*		2011		2010
	High	Low	High	Low	High	Low
First Quarter	$1.64	$1.31	$0.65	$0.42	$0.71	$0.33
Second Quarter	$1.56	$1.40	$0.50	$0.30	$0.44	$0.20
Third Quarter	$—	$—	$0.90	$0.37	$0.47	$0.26
Fourth Quarter	$—	$—	$2.07	$0.72	$0.80	$0.38

*	Information through November 23, 2011

Our common stock is issued in registered form and the following information is taken from the records of our current transfer agent, Computershare Trust Company, Inc., located in Golden, Colorado. As of November 21, 2011, we had 321 shareholders of record and 99,573,552 shares of common stock outstanding. This does not include an unknown number of persons who hold shares through brokers and dealers in street name and who are not listed on our shareholder records.

Our stock price has been, and in the future may be, highly volatile. The trading price of our common stock has fluctuated widely in the past and is expected to continue to do so in the future, as a result of a number of factors, some of which are outside our control. We recommend that you obtain the current market price of our common stock before deciding whether to consent to the warrant modifications. The closing price of our common stock on November 28, 2011 was $1.44 per share.

Section 9. Source and Amount of Funds.

The offer does not involve the payment of money by us to any of the warrant holders.

Section 10. Information Concerning the Company.

Our principal executive office is located at 10813 S. River Front Parkway, Suite 500, South Jordan, UT 84095, and our telephone number is (801) 432-9000. Our website address is www.lifevantage.com. The information posted on our website is not incorporated into this offer document.

Attached as Schedule A to this offer document is summary financial information for the three months ended September 30, 2011 and September 30, 2010 and for our fiscal years ended June 30, 2011 and June 20, 2010. Our interim consolidated financial statements included in our quarterly report on Form 10-Q for the three months ended September 30, 2011 and September 30, 2010, filed with the SEC on November 14, 2011, and our financial statements included in our annual report on Form 10-K for our fiscal years ended June 30, 2011 and June 20, 2010, filed with the SEC on September 28, 2011, are incorporated by reference herein. Please see “—Section 17—Additional Information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements. The summary financial information included in Schedule A to this offer document should be read in conjunction with our quarterly and annual report.

We had a book value per share of $(0.16) as of September 30, 2011.

For information regarding the accounting consequences of the offer, see “—Section 12. Accounting Consequences of the Offer.”

Section 11. Interests of Directors and Executive Officers; Transactions and Arrangements.

A list of our directors and executive officers is attached to this offer document as Schedule B.

Our directors and executive officers that are also warrant holders will be able to consent to the warrant modifications on the same terms as other warrant holders. As of the date of this offer document, each of following directors and executive officer holds a warrant exercisable for the number of shares of our common stock indicated in the table below. The table below also sets forth, as of the date of this offer document, (i) the closing in which such individual purchased his warrant and (ii) the percentage that the number of shares of common stock issuable upon exercise of such individual’s warrant represents of all the shares of common stock issuable upon exercise of all of the outstanding warrants we issued in that closing.

Name and Title	Closing Date	# of Shares Issuable Upon Exercise of Warrant	% that Shares Represent of Warrants Issued on Closing Date
Dr. James D. Crapo, Director	Dec. 11, 2009	62,500	2.5%
Dr. Joe M. McCord, Chief Science Officer and Director	Dec. 11, 2009	187,500	7.5%
Mr. Mike Lu, Director	Feb. 4, 2010	1,250,000	28.2%

Dr. Crapo and Dr. McCord purchased their warrants in the closing that occurred on December 11, 2009. In that closing we sold to accredited investors $875,000 of 8% convertible debentures and warrants to purchase shares of our common stock with an exercise price of $0.50 per share. Each investor received a debenture in the principal amount equal to such investor’s aggregate subscription amount less the amount equal to the quotient obtained by dividing such aggregate subscription amount by $1,000. The debenture was convertible into shares of our common stock at any time at the discretion of the holder at a conversion price per share of $0.20. The debentures have been converted into shares of our common stock and are no longer outstanding. Each investor also received a warrant to purchase that number of shares of our common stock that equals 50% of the quotient obtained by dividing such investor’s aggregate subscription amount by $0.20.

As of the date of this offer document, 250,000 shares of our common stock are issuable upon exercise of the warrants that Dr. Crapo and Dr. McCord purchased in the closing that occurred on December 11, 2009. Such shares represent 10.0% of all shares of our common stock issuable upon exercise of all of the warrants we issued in that closing. Dr. Crapo and Dr. McCord have each informed us that he intends to consent to the warrant modifications. If Dr. Crapo and Dr. McCord each deliver the signed amendment to us with respect to their respective warrant, the warrant modifications will be effective as to all of the warrants we issued in the December 11, 2009 closing if the holders of warrants issued in that closing exercisable for at least 999,782 shares of our common stock also return a signed amendment to us before the expiration of the offer.

Mr. Lu purchased his warrant in the closing that occurred on February 4, 2010. In that closing we sold to accredited investors $1,851,000 of 8% convertible debentures and warrants to purchase shares of our common stock with an exercise price of $0.50 per share. Each investor received a debenture in the principal amount equal to such investor’s aggregate subscription amount less the amount equal to the quotient obtained by dividing such aggregate subscription amount by $1,000. The debenture was convertible into shares of our common stock at any time at the discretion of the holder at a conversion price per share of $0.20. The debentures have been converted into shares of our common stock and are no longer outstanding. Each investor also received a warrant to purchase that number of shares of our common stock that equals 50% of the quotient obtained by dividing such investor’s aggregate subscription amount by $0.20.

In September 2009, Mr. Lu loaned us $500,000 pursuant to the terms of a promissory note. Under the terms of that promissory note, we agreed to repay the $500,000 to Mr. Lu on or before March 24, 2010, along with simple interest payable on the unpaid principal balance equal to 3% per calendar month. In exchange for cancelling the principal amount of the promissory note, we issued to Mr. Lu an 8% convertible debenture in the original principal amount of $499,500 and a warrant to purchase 1,250,000 shares of our common stock with an exercise price of $0.50 per share. Concurrent with the closing, we paid Mr. Lu the interest owed under the terms of the promissory note and all obligations and rights of the respective parties under that note were terminated.

As of the date of this offer document, 1,250,000 shares of our common stock are issuable upon exercise of the warrant that Mr. Lu purchased in the closing that occurred on February 4, 2010. Such shares represent 28.2% of all shares of our common stock issuable upon exercise of all of the warrants we issued in that closing. Mr. Lu has informed us that he intends to consent to the warrant modifications. If Mr. Lu delivers the signed amendment to us with respect to his warrant, the warrant modifications will be effective as to all of the warrants we issued in the February 4, 2010 closing if the holders of warrants issued in that closing exercisable for at least 966,916 shares of our common stock also return a signed amendment to us before the expiration of the offer.

None of our executive officers or directors have an interest in the offer other than in their capacity as warrant holders and as our stockholders.

Neither we nor any of our executive officers or directors have effected any transactions in the warrants during the past 60 days.

Section 12. Accounting Consequences of the Offer.

The amount of the derivative liability associated with the down-round anti-dilution provision will be reduced by the ratio equal to the total number of shares that may be issued upon exercise of the warrants that are subject to the warrant modifications over the total number of shares that may be issued upon exercise of all the warrants (which is 12,709,484). The amount of income or expense we recognize due to change in fair value of the derivative liability will change by the same ratio. See “—Section 2. Background and Purpose of the offer.”

Section 13. Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the offer, or of any approval or other action by any government or regulatory authority or agency that is required for the execution of the amendment as described in this offer document. If any other approval or action should be required, we presently intend to seek that approval or take that action. This could require us to delay the effectiveness of amendments. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligations under the offer are subject to the conditions described in “—Section 7. Conditions of the Offer.”

Section 14. Material Federal Income Tax Consequences.

The following is a general summary of the material U.S. federal income tax consequences of the offer. This discussion is based on the Internal Revenue Code of 1986, as amended (which we refer to in this section as the “Code”), its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change (possibly on a retroactive basis). This summary does not discuss all the tax consequences that may be relevant to you in light of your particular circumstances and it is not intended to be applicable in all respects to all warrant holders. Furthermore, no foreign, state, or local tax considerations are addressed herein.

NO RULING FROM THE INTERNAL REVENUE SERVICE OR OPINION OF COUNSEL HAS BEEN OR WILL BE OBTAINED REGARDING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO WARRANT HOLDERS IN CONNECTION WITH THE OFFER. THE U.S. FEDERAL INCOME TAX CONSIDERATIONS APPLICABLE TO WARRANT MODIFICATIONS ARE COMPLEX, AND THIS SUMMARY DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF ALL THE POSSIBLE TAX CONSEQUENCES RESULTING FROM THE WARRANT MODIFICATIONS. ACCORDINGLY, EACH WARRANT HOLDER IS ENCOURAGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF THE OFFER, IN LIGHT OF HIS, HER OR ITS INDIVIDUAL CIRCUMSTANCES.

Federal income tax consequences to warrant holders of the warrant modifications to their warrants. We do not believe that the warrant modifications will cause warrant holders who are subject to U.S. federal income taxation to be considered to have exchanged such warrants in a transaction in which gain or loss would be recognized for U.S. federal income tax purposes, and as a result we do not believe that the warrant modifications would cause warrant holders to incur any immediate federal income tax consequences. However, depending on the market price of our common stock at the time you exercise your warrant, you may incur federal income tax consequences upon your exercise of your warrant.

Federal income tax consequences to warrant holder if the warrant modifications to their warrants do not become effective. We do not believe that warrant holders who are subject to U.S. federal income taxation will incur any federal income tax consequences if the warrant modifications do not become effective. However, depending on the market price of our common stock at the time you exercise your warrant, you may incur federal income tax consequences upon your exercise of your warrant.

Section 15. Extension of Offer; Termination; Amendment.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in “—Section 7. Conditions of the Offer” has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open. If we elect to extend the period of time during which this offer is open, we will give you written notice of the extension, as described below. If we extend the expiration of the offer, we also will extend your right to withdraw your amendment until such extended expiration date.

Subject to compliance with applicable law, we also expressly reserve the right, in our reasonable judgment, before the expiration of the offer to terminate or amend the offer and to postpone the expiration of the offer if any of the events set forth in “—Section 7—Conditions of the Offer” has occurred or is deemed by us to have occurred, by giving you written notice of the termination or postponement or by making a public announcement of the termination or postponement. Subject to compliance with applicable law, we further reserve the right, before the expiration of the offer, in our discretion, and regardless of whether any event set forth in “—Section 7. Conditions of the Offer” has occurred or is deemed by us to have occurred, to amend the offer in any respect.

Any extension, amendment or termination of the offer will be followed promptly by public announcement thereof, the announcement in the case of an extension of the offer to be issued no later than 9:00 p.m., Eastern time, on the next business day after the previously scheduled expiration of the offer. Without limiting the manner in which any public announcement may be made, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to Business Wire or the Dow Jones News Service.

Amendments to this offer may be made at any time and from time to time. Any amendment of this offer will be disseminated promptly in a manner reasonably designed to inform warrant holders of the change. Without limiting the manner in which we may choose to disseminate any amendment of the offer, except as required by law, we have no obligation to publish, advertise, or otherwise communicate any dissemination. In the case of an extension, we will issue a public announcement no later than 9:00 p.m. Eastern time on the next business day following the scheduled expiration date.

If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer. The amount of time by which we will extend the offer following a material change in the terms of the offer or information concerning the offer will depend on the facts and circumstances, including the relative materiality of the information, unless otherwise required by law.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, U.S. Eastern time.

Section 16. Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting consents with respect to the offer.

Section 17. Additional Information.

This document is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to choose to consent to the warrant modifications with respect to your warrant:

•

the description of our common stock contained in our registration statement on Form SB-2 filed with the SEC on December 17, 2007, including any amendment or report filed for the purpose of updating such description;

•	our annual report on Form 10-K for our fiscal year ended June 30, 2011, filed with the SEC on September 28, 2011;

•	our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2011, filed with the SEC on November 14, 2011; and

•	our current reports on Form 8-K filed with the SEC on September 21, 2011 and September 30, 2011 (other than the portions of those documents deemed to have been furnished and not to have been filed).

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at www.sec.gov.

Each person to whom a copy of this offer document is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at LifeVantage Corporation, Attn: Corporate Secretary, 10813 S. River Front Parkway, Suite 500, South Jordan, UT 84095, or ihone@lifevantage.com.

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer document, you should rely on the statements made in the most recent document.

In making your decision as to whether or not to consent to the warrant modifications, you should read the information about us contained in this offer document together with the information contained in the documents to which we have referred you.

Section 18. Miscellaneous.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will amendments be accepted from warrant holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should choose to consent to the warrant modifications with respect to your warrant. You should rely only on the information in this offer document or documents to which we have referred you. Except to the extent mentioned above, we have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this offer document and in the related offer documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely on that recommendation, representation or information as having been authorized by us.

LifeVantage Corporation November 29, 2011

SCHEDULE A

SUMMARY FINANCIAL INFORMATION

OF LIFEVANTAGE CORPORATION

The following summary financial information data for the three months ended September 30, 2011 and September 30, 2010 is derived from our unaudited interim consolidated financial statements included in our quarterly report on Form 10-Q for the three months ended September 30, 2011 and September 30, 2010, filed with the SEC on November 14, 2011. The summary financial information data for the fiscal years ended June 30, 2011 and June 30, 2010 is derived from our audited financial statements included in our annual report on Form 10-K for our fiscal years ended June 30, 2011 and June 20, 2010, filed with the SEC on September 28, 2011. The summary financial information should be read in conjunction those reports. Please see “The Offer—Section 17—Additional Information” of the offer document.

Consolidated Financial Data (in thousands, except share and per share data):

	For the three months ended September 30,		For the fiscal years ended June 30,
	2011	2010	2011	2010
Statement of Operations Data:
Net sales	$20,083	$6,443	$38,919	$11,478
Gross profit	$17,127	$5,423	$33,002	$9,572
Operating income (loss)	$3,430	$345	$3,702	$(7,322)
Net income (loss)	$3,724	$715	$(50,792)	$(11,048)
Net income (loss) per share:
Basic	$0.04	$0.01	$(0.69)	$(0.19)
Diluted	$0.02	$(0.01)	$(0.69)	$(0.19)
Shares used in computation:
Basic	98,955,058	63,684,437	73,173,498	57,373,483
Diluted	121,958,618	89,693,864	73,173,498	57,373,483

	As of September 30,		As of June 30,
	2011	2010	2011	2010
Balance Sheet Data:
Current assets	$14,515	$3,878	$10,275	$3,027
Non-current assets	$2,590	$2,873	$2,223	$3,200
Current liabilities	$14,012	$3,849	$13,380	$5,131
Long-term liabilities	$19,297	$13,909	$19,926	$17,271
Stockholders’ deficit	$(16,204)	$(11,007)	$(20,808)	$(16,175)

Ratio of Earnings to Fixed Charges (unaudited and in thousands, except for percentages):

	For the three months ended September 30,		For the fiscal years ended June 30,
	2011	2010	2011	2010
Interest	$(39)	$(1,465)	$(5,948)	(1,733)**
Pre-tax income (loss)	$4,196	$715	$(50,700)	(11,048)
Earnings (add-back interest)	$4,235	$2,180	$(44,752)	(9,315)
Fixed ratio	10,859%	149%	*	*

*	Earnings are inadequate to cover fixed charges in this period.
**	Excludes $5.1 million of interest expense for the fiscal year ended June 30, 2010 due to excess fair value of the derivative liabilities associated with the warrants in excess of proceeds received.

Pro Forma Data

The following table presents unaudited pro forma condensed financial data as if the down-round anti-dilution provision was removed from the warrants as of the beginning of the period presented and is intended to reflect the impact of the removal of the down-round anti-dilution provision on a pro forma basis. The pro forma condensed financial data is presented for illustrative purposes only. The data does not purport to represent what our consolidated financial data would have been if the down-round anti-dilution provision had been removed from the warrants as of the beginning of the period presented, and the data does not purport to project our future consolidated results of operations or financial position. Numbers are in thousands, except for share and per share data.

	Three months ended September 30, 2011			Fiscal year ended June 30, 2011
	Actual	Adjustments	Pro-forma	Actual	Adjustments	Pro-forma
Statement of Operations Data:
Net sales	$20,083		$20,083	$38,919		$38,919
Gross profit	$17,127		$17,127	$33,002		$33,002
Operating income (loss)	$3,430		$3,430	$3,702		$3,702
Net income (loss)	$3,724	$(643)	$3,081	$(50,792)	$13,221	$(37,571)
Net income (loss) per share:
Basic	$0.04		$0.03	$(0.69)		$(0.51)
Diluted	$0.02		$0.03	$(0.69)		$(0.51)
Shares used in computation:
Basic	98,955,058		98,955,058	73,173,498		73,173,498
Diluted	121,958,618		121,958,618	73,173,498		73,173,498

	As of September 30, 2011
	Actual	Adjustments*		Pro-forma
Balance Sheet Data:
Current assets	$14,515			$14,515
Non-current assets	$2,590			$2,590
Current liabilities	$14,012			$14,012
Long-term liabilities	$19,297	$(19,262	)*	$35
Stockholders’ equity (deficit)	$(16,204)	$19,262	*	$3,058
Book value per share	$(0.16)	$0.19		$0.03
Shares outstanding	99,281,084			99,281,084

*	Equals the fair value of the derivative liability associated with the warrants that would be reclassified to equity as of September 30, 2011.

SCHEDULE B

INFORMATION CONCERNING THE EXECUTIVE OFFICERS

AND DIRECTORS OF LIFEVANTAGE CORPORATION

Our directors and executive officers are set forth in the table below. The business address of each executive officer and director is: c/o LifeVantage Corporation, 10813 S. River Front Parkway, Suite 500, South Jordan, UT 84095.

Name	Position and Offices Held
Mr. Douglas C. Robinson	President & CEO and Director

Mr. David W. Brown	President, LifeVantage Network and Director

Dr. James D. Crapo	Independent Director

Ms. Kay Stout Manovich	Independent Director

Dr. Joe M. McCord	Chief Science Officer and Director

Mr. Mike Lu	Independent Director

Mr. Garry Mauro	Chairman, Independent Director

Ms. Carrie E. McQueen	Chief Financial Officer, Secretary and Treasurer

Mr. Kirby L. Zenger	Chief Operating Officer